CHANGE IN INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

On May 14, 2010, the Fund's Directors
 ("Trustees"), upon the recommendation
of the Audit Committee,
appointed KPMG LLP (KPMG) as the Fund's
independent registered public accounting firm. On the same date, the Fund's previous independent r egistered public accounting firm, Ernst &
 Young LLP (E&Y)
resigned. The previous reports issued by E&Y on the Fund's financial statements for the fiscal years ended
August 31, 2008 and August 31, 2009, cont ained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertai nty, audit scope or accounting principles.
 During the Fund's fiscal
years August 31, 2008 and August 31, 2009,
 and the interim period commencing Septemb er 1, 2009 and
ending May 14, 2010: (i) there were no di sagreements with E&Y on any matter of acco unting principles or practices, financial statement disclosure or auditing scope or procedure, which disagr eements, if not resolved to the satisfaction of E&Y, would h ave caused it to make reference to the subje ct matter of the disagreements in connection with its reports on the financial statements for such years;
 and (ii) there were
no reportable events of the kind described in
 Item 304(a) (1) (v) of Regulation S-K under the Securities
Exchange Act of 1934, as  amended.
As indicated above, the Fund has appointed K
PMG as the independent registered public acco unting firm to audit the Fund's financial statements for th e fiscal year ending August 31, 2010. Durin g the Fund's fiscal years ended August 31, 2008 and August 31, 2
009, and the interim period commencing Septem ber 1, 2009
and ending May 14, 2010, neither the Fund, no r anyone on its behalf, has consulted KPMG on items which:
(i) concerned the application of accounting pr inciples to a specified transaction, either completed or proposed, or the type of audit opinion that m ight be rendered on the Fund's financial statem ents; or (ii) concerned the subject of a disagreement (as def ined in paragraph (a) (1) (iv) of Item 304 of Regulations S-
K) or reportable events (as described in parag raph (a) (1) (v) of said Item 304).